Exhibit 99.1

GenCorp Announces Full Redemption of 9½% Senior Subordinated Notes due 2013

Sacramento, Calif., April 23, 2012—GenCorp Inc. (“GenCorp”) (NYSE: GY) today announced that it has given an irrevocable notice for the redemption of all of its outstanding 9½% Senior Subordinated Notes due 2013 (the “Notes”).  The Notes, which have an outstanding principal balance of $74,963,000, will be redeemed on May 23, 2012 at 100% of the principal amount plus accrued and unpaid interest to the redemption date.  The Company intends to fund the redemption through the use of its cash on hand.

The Bank of New York Mellon Trust Company, N.A. is the trustee for the Notes and is serving as the paying agent for this transaction.  The Bank of New York Mellon Trust Company, N.A. mailing address is P.O. Box 396, East Syracuse, NY  13057, Attn: Debt Processing Group.  Holders of the Notes with questions regarding the details of the redemption may call The Bank of New York Mellon Trust Company, N.A. at 800-254-2826.

This press release is for informational purposes only and is not an offer to purchase, or the solicitation of an offer to purchase, the Notes.

Forward-Looking Statements

Certain information contained in this release may be considered “forward-looking statements” as defined by Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. GenCorp makes these statements in reliance on the safe harbor provisions provided under the Private Securities Litigation Reform Act of 1995. All statements in this release other than historical information may be deemed forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in the statements. The words “believe,” “estimate,” “anticipate,” “project,” “may,” “should,” “will,” “could” and “expect,” and similar expressions, are intended to identify forward-looking statements.

Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in our forward-looking statements. These factors, risks and uncertainties that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include but are not limited to those described in the “Risk Factors” section of each Annual Report on Form 10-K and in any quarterly report on Form 10-Q filed with the Securities and Exchange Commission.

About GenCorp

GenCorp is a leading technology-based manufacturer of aerospace and defense products and systems with a real estate segment that includes activities related to the entitlement, sale and leasing of the Company’s excess real estate assets. Additional information about the Company can be obtained by visiting the Company's website at http://www.GenCorp.com.

Contact information:
Investors: Kathy Redd, Chief Financial Officer, 916-355-2361 or Brendan King, Vice President and Treasurer, 916-351-8618
Media: Glenn Mahone, Vice President, Corporate Communications, 202-302-9941